Exhibit 11.1
Agreement for Debt Settlement between Earth Search Sciences, Inc. and Ron McQueen dated July 9, 2009

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of this 9th day of July, 2009, by and between Ron McQueen (the “Holder”), and Earth Search Sciences, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Holder currently holds $625,000 principal amount of the Company’s Promissory Notes issued August 15, 2008 (the “Outstanding Notes”) issued pursuant to the Purchase and Sale of Business Agreement between the Company, the Holder and certain other holders (the “Other Holders”) of Outstanding Notes dated as of August 15, 2008;

WHEREAS, the Holder desires to exchange the Outstanding Notes for Series C Convertible Preferred Stock, $0.001 par value (the “Series C Stock”) on the terms and conditions set forth in this Agreement (the “Note Exchange”);

WHEREAS, the Company desires to issue to the Holder 7,812,500 shares of Series C Stock in exchange for the Outstanding Notes in the Note Exchange;

WHEREAS, the Series C Stock shall have the terms set forth in the attached Exhibit A hereto;

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
Exchange

Section 1.1 Exchange of the Outstanding Notes.

Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Company shall issue to and exchange with the Holder, and the Holder agrees to accept from the Company, for 7,812,500 shares of Series C Stock $625,000 aggregate principal amount of Outstanding Notes plus all accrued and unpaid interest on the Outstanding Notes to the Closing Date,.

Section 1.2 Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof at the offices of Brown Rudnick LLP, One Financial Center, Boston, Massachusetts 02111, or on such other date and at such other place as the parties may agree in writing (the “Closing Date”). At the Closing, (i) the Holder shall deliver or cause to be delivered to the Company all of such Holder’s right, title and interest in and to all of the Outstanding Notes, and all documentation related thereto, and whatever documents of conveyance or transfer may be necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to the Outstanding Notes, and (ii) the Company shall issue to the Holder certificates for the Series C Stock.

Section 1.3 Conditions to Closing. (i) The obligation of the Holder hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have executed and delivered this Agreement to Holder;

(b) The Company shall have executed and delivered to Holder a certificate for that number of shares of Series C Stock set forth in Section 1.1;

(c) The Company shall have delivered to the Holder a certificate of the Company, dated the Closing Date, executed by the secretary of the Company certifying in such capacity and on behalf of the Company (i) as to the incumbency and signature of the officer of the Company who executed this Agreement; and (ii) as to the adoption of resolutions of the Board of Directors of the Company which are in full force and effect on the Closing Date, authorizing (x) the execution and delivery of this Agreement and the Series C Stock, and (y) the performance of the obligations of the Company hereunder and thereunder;

(d) The Company shall have delivered to the Holder a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the effect that the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and that the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(ii)           The obligation of the Company hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

(a) The Holder shall have executed and delivered to the Company this Agreement; and

(b) The Holder shall have delivered, or caused to be delivered, to the Company the Outstanding Notes being exchanged pursuant to this Agreement in accordance with the written instructions of the Company.

ARTICLE II
Representations and Warranties of the Holder

The Holder hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 2.1 Existence and Power.

(a) The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) The execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not constitute or result in a breach, violation, conflict or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Holder is a party, whether written or oral, express or implied, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Holder or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Holder, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

Section 2.2  Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 2.3 Title to Outstanding Notes. The Holder is a beneficial owner of and has the investment power, including the power to dispose of, and has good and valid title to, the Outstanding Notes being exchanged by such Holder hereby, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. The Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Outstanding Notes or its rights in such Outstanding Notes being exchanged or redeemed by such Holder hereby, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Outstanding Notes.

Section 2.4 Investment Decision. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and in either case was not organized for the purpose of acquiring the Series C Stock or the shares of Common Stock, $.001 par value, into which the Series C Stock may be converted (the “Underlying Common Stock”). The Holder (or its authorized representative) is has had the opportunity to review the Company’s filings currently filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, the Company’s Annual Report on Form 10-K filed on July 1, 2008, the Company’s Quarterly Report on Form 10-Q filed on August 14, 2008 and November 19, 2008, and the Company’s Current Reports on Form 8-K filed on September 10, 2008 (2 filings), September 12, 2008 and October 20, 2008 (all of such filings currently filed with the SEC referred to, collectively, as the “SEC Documents”).  The Holder has had an opportunity to ask questions of the Company and to obtain from representatives of the Company such information as the Holder has deemed necessary to permit it to evaluate the merits and risks of its investment in the Company and has independently, without reliance upon any representatives of the Company and based on such information as the Holder deemed appropriate, made its own analysis and decision to enter into this Agreement. The Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the exchange of the Outstanding Notes pursuant hereto and to make an informed investment decision with respect to such exchange.  No opportunity of the Holder to review the SEC Documents or any other documents, to ask questions or to consult with advisors, nor any other due diligence investigations or inquiries by the Holder or its advisors or representatives shall modify, amend or affect the Holder’s right to rely upon the Company’s representations and warranties contained herein.

               Section 2.5    Restricted Securities.  The Holder understands that neither the Series C Stock nor the Underlying Common Stock have been registered under the Securities Act, and are being issued hereunder by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the accuracy of certain of the Holder’s representations as expressed herein. The Holder understands that the Series C Stock (and the Underlying Common Stock) are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Holder must hold the Series C Stock (and the Underlying Common Stock) indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available

              Section 2.6     No Public Market.  The Holder understands that no public market now exists for the Series C Stock, and that the Company has made no assurance that a public market will ever exist for the Series C Stock.

ARTICLE III
Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties, and covenants each of which is true and correct on the date hereof and shall survive the date of the Closing and the transactions contemplated hereby to the extent set forth herein.

Section 3.1 Existence and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the power, authority and capacity to own its properties, to carry on its business as currently conducted and proposed to be conducted, to execute and deliver this Agreement and the other Transaction Documents, to perform the Company’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental or self-regulatory authority or court, or body or arbitrator having jurisdiction over the Company; and (ii) do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or with the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) or Bylaws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental or self-regulatory authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company or any other party thereto.

Section 3.2 Valid and Enforceable Agreement; Authorization.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, and the reservation for issuance and the issuance of the Underlying Common Stock have been duly authorized by the Board of Directors of the Company, and no further consent or authorization is required therefore by the Company or its Board of Directors or stockholders under the Articles of Incorporation, the Company’s Bylaws, applicable law, or otherwise.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 3.3 SEC Documents; Financial Statements.  The Company  timely filed the SEC Documents with the SEC.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act  of 1933, as amended or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents.  As of their respective dates, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.4 Legal Proceedings.  No legal or governmental proceedings or investigations are pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which the property of the Company or any of its subsidiaries is subject that are not described in the SEC Documents, except for such proceedings or investigations which would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” shall mean when used in respect of any matter relating to the Company, a material adverse effect (i) on the business, condition (financial or otherwise), properties or results of operations of the Company and its subsidiaries, considered as one enterprise, (ii) on the transactions contemplated by this Agreement or (iii)  on the authority or ability of the Company to enter into and perform its obligations under this Agreement.

Section 3.5 Compliance with Laws; Permits.  The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to have such certificates, authorizations and permits would not reasonably be expected to have a Material Adverse Effect, and none of the Company and its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which would reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect.

Section 3.6 Disclosure.  On or before the fourth business day following the date of this Agreement, the Company shall issue a press release and file a Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereby (and, in the case of such Form 8-K, including  the Transaction Documents as exhibits thereto) and any other material nonpublic information delivered by the Company or its agents or counsel to the Holder or any agent acting on its behalf.  Upon the filing of such press release and Form 8-K, no Holder shall be in possession of any information that constitutes or could reasonably be expected to constitute material, nonpublic information provided to the Holder by the Company or any agent acting on its behalf.  The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the filing of such Form 8-K with the SEC without the express written consent of the Holder. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting the transactions contemplated hereby.

Section 3.7      No Senior Preferred. While the shares of Series C Stock issued hereunder, the Company shall not, without the consent of the holders of a majority of the outstanding Series C Stock, issue any shares of Company Preferred Stock, including without limitation, shares of previously authorized Company Preferred Stock, if the rights of holders thereof with respect to the distribution of assets upon liquidation or with respect to dividends is senior to the rights of the holders of Series C Shares.

ARTICLE IV
Registration Rights

The Company hereby grants the following rights with respect to the shares of Common Stock issuable upon conversion of the shares of Series C Convertible Preferred Stock (“Registrable Shares”) purchased by the undersigned:

Section 4.1 “Piggy-Back” Registrations:  If at any time the Company shall determine to register under the Securities Act any of its Common Stock, other than on Form S-8 or Form S-4 or their then equivalents relating to shares of Common Stock to be issued solely in connection with any acquisition of any entity or business or shares of Common Stock issuable in connection with any stock option or other employee benefit plan, it shall send to each holder of Registrable Shares, including each holder who has the right to acquire Registrable Shares, written notice of such determination and, if within 15 days after receipt of such notice, such holder shall so request in writing, the Company shall use its best efforts to include in such registration statement all or any part of the Registrable Shares such holder requests to be registered, except that if, in connection with any offering involving an underwriting of Common Stock to be issued by the Company, the managing underwriter shall impose a limitation on the number of shares of such Common Stock which may be included in any such registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution of the Common Stock and to maintain a stable market for the securities of the Company, and such limitation is imposed pro rata with respect to all securities whose holders have a contractual, incidental (“piggy back”) right to include such securities in the registration statement and as to which inclusion has been requested pursuant to such right, then the Company shall be obligated to include in such registration statement only such limited portion (which may be none) of the Registrable Shares with respect to which such holder has requested inclusion hereunder.  The obligations of the Company under this Section 4.1 shall expire and terminate at such time as the holder of Registrable Shares shall be entitled to sell such securities without restriction and without a need for the filing of a registration statement under the Securities Act, including without limitation, for any resales of restricted securities made pursuant to Rule 144 as promulgated by the Securities and Exchange Commission.

Section 4.2 Expenses.  In the case of a registration under this Section 4, the Company shall bear all costs and expenses of each such registration, including, but not limited to, printing, legal and accounting expenses, Securities and Exchange Commission and NASD filing fees and “Blue Sky” fees and expenses; provided, however, that the Company shall have no obligation to pay or otherwise bear any portion of the underwriters’ commissions or discounts attributable to the Registrable Shares being offered and sold by the holders of Registrable Shares or the fees and expenses of any counsel for the selling holders of Registrable Shares in connection with the registration of the Registrable Shares.

ARTICLE V
Miscellaneous Provisions

Section 5.1 Notice.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to such address and to the attention of such person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three (3) business days after deposit in the U.S. mail postage prepaid with return receipt requested and two (2) business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

Section 5.2 Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the transaction contemplated hereby embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 5.3 Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 5.4 Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or other electronic transmission shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 5.5 Remedies Cumulative.  Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law or in equity.

Section 5.6 Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Nevada, without reference to its choice of law rules.

Section 5.7 No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 5.8 Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 5.9 Word Meanings.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 5.10 No Broker.  The Company confirms that it paid no commission or other remuneration to any person in connection with the solicitation or effectuation of the exchange contemplated by this Agreement. Each party represents and warrants that it has not engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 5.11 Further Assurances.  The Holder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Section 5.12 Costs and Expenses.  The Holder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 5.13 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 5.14 Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 5.15 Reasonable Best Efforts.  Each party shall use its reasonable best efforts to timely to satisfy each of the conditions to be satisfied by it as provided in Section 1.3 of this Agreement.

Section 5.16 Indemnification.  In consideration of the Holder’s execution and delivery of this Agreement and acquiring the Series C Stock thereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Holder and all of the Holder’s stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, or (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Section 5.17 Independent Nature of Obligations and Rights.  The obligations of each of the Holder and the Other Holders under this and any other exchange agreements are several and not joint with the obligations of any other such Person, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any of the Transaction Documents.  Nothing contained herein, and no action taken by any of the Holder and the Other Holders pursuant hereto or thereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that they are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby, and the Company acknowledges that they are not acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated hereby.  Each of the Holder and the Other Holders shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Person to be joined as an additional party in any proceeding for such purpose

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

HOLDER:

______________________

By: ______________________________________
Name:
Title:

THE COMPANY:

EARTH SEARCH SCIENCES, INC.

By: ______________________________________
Name:
Title: